UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2006

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5966 La Place Court Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective November 7, 2006, the Board of Directors of NTN Buzztime, Inc. (the “Company”), upon recommendation of the Board’s Nominating and Corporate Governance Committee, elected Mark Buckner to fill a Board vacancy and to serve on the Audit Committee as Chairperson of that committee.

There were no arrangements or understanding between Mr. Buckner and any other person pursuant to which he was selected as a director.

On November 7, 2006, in accordance with the Board compensation provisions with respect to new directors as set forth in the Company’s Corporate Governance Guidelines, Mr. Buckner was granted options to purchase 20,000 shares of the Company’s Common Stock pursuant to the Company’s 2004 Performance Incentive Plan (the “Plan”). One half of these option shares are immediately vested and exercisable. The remaining shares vest and become exercisable in equal installments each month immediately subsequent to the date of grant and up to the date of the next annual meeting of shareholders, which is expected to occur in or about June 2007. The option shares are subject to full acceleration of vesting upon a change of control event (as defined in the Plan). Mr. Buckner will also be entitled to receive compensation for his service on the Board and as Chairperson of the Audit Committee as described in the Company’s proxy statement relating to the annual meeting of stockholders held in June 2006.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of NTN Buzztime, Inc. dated November 8, 2006 (election of Mark Buckner to the Company’s Board)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

/s/ Kendra Berger
Kendra Berger
Chief Financial Officer

Date: November 8, 2006

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release of NTN Buzztime, Inc. dated November 8, 2006 (election of Mark Buckner to the Company’s Board)